Exhibit 10.1

SECOND AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is entered into as of October 15, 2020, by and between Nephros, Inc. (the “Purchaser”) and Gregory Lucas (the “Member”). Capitalized terms used but not defined in this Amendment will have the meanings ascribed to them pursuant to the MIPA (defined below).

WHEREAS, the parties hereto, along with Biocon 1, LLC and Aether Water Systems, LLC, previously entered into that certain Membership Interest Purchase Agreement dated December 31, 2018, as amended by that First Amendment to Membership Interest Purchase Agreement dated June 24, 2020 (collectively, the “MIPA”); and

WHEREAS, the parties hereto desire to further amend the MIPA in order to settle any future obligations of the Purchaser to make Earnout Payments, as more fully described in this Amendment.

NOW, THEREFORE, the parties hereto, for good and valuable consideration and intending to be legally bound, hereby agree as follows:

1. Settlement of Earnout Obligations. On the date hereof, the Purchaser will pay to the Member an amount equal to $100,000 (the “Lump Sum”). The Lump Sum will be paid first from the Escrow Account and second, to the extent the amount remaining in the Escrow Account is not sufficient to cover the Lump Sum, by wire transfer of immediately available funds from the Purchaser to such bank account as is designated in writing by the Member. The Purchaser and the Member agree to jointly instruct the Escrow Agent to make the distribution set forth in the preceding sentence. Notwithstanding anything to the contrary in the MIPA, upon receipt by the Member of the Lump Sum, Purchaser’s obligation to make any Earnout Payments for the Remaining Quarterly Earnout Periods, which, for the avoidance of doubt, are the Purchaser’s fiscal quarters ended September 30, 2020 and ending December 31, 2020, and March 31, 2021, shall terminate and be deemed fully satisfied. Additionally, on the date hereof, Purchaser and the Member will cause to be delivered an amendment to the Employment Agreement, duly executed by each of Purchaser and the Member.

2. Reaffirmation. Other than as set forth in this Amendment, the MIPA remains in full force and effect. This Amendment will form a part of the MIPA for all purposes.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered will be an original, but all such counterparts will constitute one and the same instrument. The exchange of executed copies of this Amendment by facsimile, email (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmissions will constitute effective execution and delivery of this Amendment.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth above.

NEPHROS, INC.

By:	/s/ Andrew Astor
Name:	Andrew Astor
Title:	Chief Executive Officer

/s/ Gregory Lucas
Gregory Lucas

Signature page to Second Amendment to Membership Interest Purchase Agreement